FIFTH AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
BY AND BETWEEN
PACIFIC BIOMARKERS INC. AND RONALD R. HELM

This Fifth Amendment to Executive Employment Agreement (this “Amendment”) is entered into by and between Pacific Biomarkers, Inc., a Delaware corporation (the “Company”), and Ronald R. Helm (“Executive”). This Amendment amends that certain Executive Employment Agreement dated June 1, 2005 as amended August 30, 2006, October 19, 2007, October 1, 2008, and September 14, 2009 by and between the Company and Executive (the “Agreement”), on the terms set forth below. This Amendment shall be effective as of October 1, 2010 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.           Compensation. Section 3 of the Agreement is revised to read in its entirety as follows:

“A.          Commencing October 1, 2010 Executive shall be paid a base salary of $300,000 per year payable in installments according to the Company’s regular payroll schedule.

“B.           Executive is eligible for an annual bonus of up to a 30 percent of his base salary, consisting of up to 20 percent based on the Senior Management goals as approved by the Compensation Committee and an additional 10 percent based on personal goals as approved by the Compensation Committee.

“C.           Executive is eligible to receive grants of stock options, restricted stock and other awards under the Company’s stock plan, as determined from time to time by the Compensation Committee.”

2.           Term and Termination. Section 5A of the Agreement is revised to read as follows:

“A.          The term of this Agreement shall continue until September 30, 2012. Thereafter, the Agreement shall be renewed upon mutual agreement of Executive and the Company.”

3.           Stock Option Award.

Effective as of the Effective Date, the Company awards to Executive stock options to purchase 600,000 shares of common stock, pursuant and subject to the terms of the Company’s 2005 Stock Incentive Plan. The stock options shall vest monthly over a period of three years beginning from the Effective Date and shall have an exercise price equal to the closing trading price on the Effective Date.

4.           No Other Amendments; Counterparts; Miscellaneous. Except as expressly modified by this Amendment, all terms, conditions and provisions of the Agreement shall continue in full force and effect as though set forth in full herein, and shall apply to the construction of this Amendment. The Agreement, as amended by this Amendment, may not be further modified or rescinded except in a writing signed by the parties. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

EXECUTED by the parties hereto this 13th day of September, 2010 but effective as of the Effective Date.

/s/ Ronald R. Helm
Ronald R. Helm
Executive

/s/ Stanley L. Schloz
By: Stanley L. Schloz
Director and Chairman, Compensation Committee
Pacific Biomarkers, Inc. Board of Directors